Exhibit 8.2

[WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]

September 21, 2005

Hibernia Corporation

313 Carondelet Street

New Orleans, LA 70130

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Capital One Financial Corporation, a Delaware corporation (“Capital One”), relating to the proposed merger of Hibernia Corporation, a Louisiana Corporation (“Hibernia”), with and into Capital One.

We have participated in the preparation of the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ WACHTELL, LIPTON, ROSEN & KATZ